Sub-Item 77C
Submission of Matters to a Vote of Security Holders

  The Annual Meeting of Shareholders of the Fund (the
"Meeting") was held on September 23, 2011 pursuant to notice given to all shareholders of record at the close of business on August 5, 2011. At the Meeting, the shareholders were asked to approve the election of eight directors and to ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm for its fiscal year ending December 31, 2011.

Information regarding shares voted for and against the matter before the Meeting follows:

To elect eight Directors to serve for the ensuing year:

NOMINEE                 FOR                   WITHHELD
Jonathan D. Beard       3,821,296.843         68,412.208
Susan Hickey            3,821,525.361         68,183.690
Jeffrey E. Perlman      3,822,895.539         66,813.512
Preston V.Pumphrey      3,808,245.573         81,463.478
Sharon Reier            3,822,144.350         67,564.701
Murray D. Rosenblith    3,809,648.968         80,060.083
David J. Schoenwald     3,800,538.817         89,170.234
Maurice L. Schoenwald   3,660,891.620        228,817.431

To ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm:

MATTER
To ratify the selection of BBD, LLP as the Fund's independent registered public accounting firm for its fiscal year ending December 31, 2011.

FOR                  AGAINST                ABSTENTIONS
3,777,168.617        27,082.183             85,458.251